EXHIBIT 99.1

For Immediate Release

Contact:
(Company)                                         (Corporate Communications)
Barbara Duncan                                     Kathleen Eppolito
Chief Financial Officer                            Scientia Communications, Inc.
DOV Pharmaceutical, Inc.                           (718) 281-1809
(201) 968-0980

   DOV Pharmaceutical, Inc. Announces Fourth Quarter and Year End 2003 Results

Hackensack, NJ, March 12, 2004. DOV Pharmaceutical, Inc. (Nasdaq: DOVP) today announced results for the fourth quarter and year ending December 31, 2003.

Fourth Quarter and Year End 2003 Performance

For the fourth quarter of 2003, the Company reported a net loss attributable to common stockholders of $12.0 million, or $0.73 per share, as compared with $6.5 million, or $0.45 per share, for the comparable period last year. For the year ended December 31, 2003, the Company reported a net loss attributable to common stockholders of $26.7 million, or $1.73 per share, compared with $16.8 million, or $1.47 per share, for the comparable period last year. Included in net loss in the fourth quarter of 2003 and for the year ended December 31, 2003 is an expenditure of $5.3 million on the acquisition of the remaining outside interest in bicifadine and ocinaplon. Significant non-cash expense items in the fourth quarter of 2003 and for the year ended December 31, 2003 are interest expense of $925,000 and $2.9 million, respectively. At December 31, 2003, cash and cash equivalents and marketable securities totaled $52.2 million as compared to $60.4 million at December 31, 2002.

Revenue. Revenue in the fourth quarter of 2003 and for the year ended December 31, 2003 decreased $542,000 and increased $579,000 respectively, from the comparable periods last year. In 2003, revenue was comprised solely of the recognition of $3.0 million of deferred revenue from the termination of the 2001 Biovail agreement as described below. In 2002, the Company's revenue was primarily comprised of $2.2 million in amortization of the $7.5 million fee it received on signing of the license, research and development agreement for its collaboration with Biovail in January 2001.

Operating Expenses. Operating expenses include royalty and license expense, research and development expense and general and administrative expense. Operating expenses in the fourth quarter of 2003 and for the year ended December 31, 2003 increased $7.2 million and $14.6 million, respectively, from the comparable periods last year.

Royalty and Licensing Expense. Royalty and license expense increased $1.0 million for the year ended December 31, 2003 from the comparable period last year. In connection with the termination of the 2001 Biovail agreement described below, the Company paid $1.0 million to obtain the DOV diltiazem patent and related clinical data from Biovail.

Research and Development Expense. Research and development expense in the fourth quarter of 2003 and for the year ended December 31, 2003 increased $7.1 million and $12.4 million, respectively, from the comparable periods last year as the Company advanced its products through clinical and preclinical trials and toxicology studies and added new employees to support its expanded clinical programs.

In addition, in the fourth quarter of 2003 the Company paid $5.0 million for the purchase of Elan's remaining interest in Nascime and the product candidates, bicifadine and ocinaplon, and $306,000 for transfer taxes associated with the acquisition.

General and Administrative Expense. General and administrative expense in the fourth quarter of 2003 and for the year ended December 31, 2003 increased $79,000 and $1.3 million, respectively. The increase was primarily attributable to the Company's increase in personnel as it expanded operations and increased expenses associated with operating a public company.

Loss in Investment in DOV Bermuda. In 2002, loss in investment in DOV Bermuda represented the Company's 80.1% of the expenses of DOV Bermuda related to Elan's formulation work for the joint venture products and administrative expenses. As the Company is now consolidating the results of DOV Bermuda, which had previously owned Nascime. All such expenses are now recorded in research and development expense and general and administrative expense.

Other Income (Expense), net. In 2003, other income, net consisted primarily of $1.6 million in other income attributable to a directors' and officers' insurance recovery, as described below. The Company had no such income in 2002. In the fourth quarter of 2002, the Company recorded a $2.5 million charge for a settlement of shareholder lawsuits, as described below. The Company had no such charge in 2003.

In March 2003, the Company entered into a separation agreement with Biovail that provided for the return of the Company's December 2000 patent for a proprietary controlled release formulation of diltiazem and termination of the 2001 exclusive license agreement with Biovail for development of a DOV formulation of diltiazem for the treatment of angina and hypertension. The separation agreement ended the Company's performance obligations and the Company recognized the remaining deferred revenue, totaling $3.0 million as of December 31, 2002, as revenue in the first quarter of 2003. In connection with the separation agreement, the Company paid to Biovail $1.0 million to obtain the DOV diltiazem patent and related clinical data from Biovail.

In April 2003, the Company received a court order approving the proposed settlement with plaintiffs in class action shareholder lawsuits filed following its initial public offering. Pursuant to the settlement agreement, the Company paid to the class members (inclusive of their attorney fees and costs) $250,000 and issued them 500,000 six-year warrants in June 2003 to purchase its common stock at an exercise price of $10.00 per share. In addition, in connection with the securities class action lawsuits, the Company reached an agreement with the primary carrier of its directors' and officers' insurance policy such that the carrier paid to the Company $1.6 million in settlement for the shareholders' class action lawsuit in the second quarter of 2003. The primary carrier will provide directors' and officers' insurance for the next three years at a predetermined premium that the Company believes is competitive.

                           Financial Guidance for 2004

The Company provides the following guidance regarding financial results for the full year 2004:

Revenue - The Company expects to recognize $2.0 million in milestone revenue relating to the planned NDA filing for indiplon by Neurocrine and Pfizer in first half of 2004.

Research and Development Expense - In 2003 the Company incurred research and development expense of $22.7 million which included $5.3 million to purchase from Elan its remaining interest in bicifadine and ocinaplon and suggests a research and development expense level of $17.4 million. This is expected to increase significantly in 2004 as the Company plans to initiate two Phase III studies for bicifadine, complete a Phase II study for 216,303 and a Phase Ib study for 21,947 and initiate Phase I studies for 51,892 and 102,677. In addition, if the Company is released from the clinical hold, it expects to initiate a Phase III clinical trial for ocinaplon as well. The two-year carcinogenicity studies for bicifadine and ocinaplon, initiated in 2003, will continue through 2004. All said, the Company expects research and development expense to be in the range of $33 to $35 million in 2004 if the ocinaplon FDA clinical hold is lifted.

Actual results may vary significantly from the stated expectations depending upon a number of factors completely or partially outside the Company's control, including without limitation, the efforts of our commercial partners Neurocrine and Pfizer to file an NDA for indiplon during 2004, the timing of clinical trials, the closing of our reorganization of our agreements with Neurocrine and Wyeth and the FDA's decision in regard to the clinical hold for ocinaplon. In addition, the Company is exploring, and from time to time may take, actions to strengthen further its financial position including a capital raise or out-licensing its product candidates. This guidance is furthermore subject to the Cautionary Note below. The Company assumes no obligation to update the foregoing guidance or make corrections if any as they come to light.

Recent Highlights:

December 2003

The Company:

      o Announced that its president and co-founder, Dr. Bernard Beer, would retire on March 15, 2004. Dr. Beer, who turns 72 in 2004, will continue in his role as co-chairman of the board of directors and provide consulting services to the Company as needed over the next 12 months.

      o Appointed Jonathan Silverstein and Theresa Bischoff to its board of directors.

      o Declared DOV 51,892 and DOV 102,677 as clinical candidates and scheduled Phase I studies to commence in the second half of 2004.

January 2004

The Company:

      o Completed a Phase I study for DOV diltiazem that demonstrated that neither a low-fat cardiac meal nor a standard high-fat meal taken 30 minutes after dosing of DOV diltiazem had an effect on the rate of absorption and elimination of DOV diltiazem. Based upon this data, the Company is currently finalizing the clinical plan for DOV diltiazem's further development, which it intends to submit to the FDA for approval in the second quarter of 2004.

February 2004

The Company:

o Initiated a Phase Ib clinical trial of multiple doses of DOV 21,947. The Company expects to report results from this clinical trial in the third quarter of 2004.

o Received notice from partner Neurocrine that it had completed a Phase III clinical trial with indiplon achieving statistically significant positive efficacy results in elderly patients with chronic insomnia with two doses (5 mg and 10 mg) of the immediate release formulation of indiplon. The clinical trial involved 360 patients.

o Entered into agreements with Neurocrine and Wyeth to reorganize the exclusive license from Wyeth to DOV of four compounds and the sublicense by DOV of indiplon to Neurocrine. Once effective, the reorganization will eliminate the Company's requirement to pay Wyeth 35% of all sublicense remuneration in exchange for fixed royalties and milestones increased over the prior minimums. For its part Neurocrine enlarged the Company's royalty period by adding its patents to the measurement term. Documentation of the reorganization is expected to close shortly.

March 2004

The Company:

      o Filed patent applications covering composition of matter, use and methods of manufacture for DOV 51,892.

      o Received notice from partner Neurocrine that it had completed a Phase III clinical trial with indiplon achieving highly statistically significant positive efficacy results in elderly patients with chronic insomnia who have sleep maintenance difficulties. The clinical trial involved 220 patients.

      o Received notice from partner Neurocrine that it had completed a Phase III clinical trial with indiplon achieving highly statistically significant positive efficacy results in adults with transient insomnia.

      o Submitted its response to FDA on ocinaplon requesting that the FDA lift the clinical hold.

      o Submitted a clinical development plan for bicifadine to the FDA. The Company intends to meet with the FDA on March 30, 2004 to discuss the program.

"The past year was a productive and challenging one for DOV," said CEO Dr. Arnold Lippa. He added, "During 2003, we completed four clinical trials and started two additional clinical trials and acquired significant key personnel and directors. Over the past 14 months, we beneficially re-negotiated with our corporate partners on all our most advanced products. In October 2003, we encountered the challenge of an FDA clinical hold placed on ocinaplon, our anxiolytic that was about to commence a Phase III clinical trial. We have submitted a response to the FDA addressing safety concerns and await the agency's reply. We have reported positive Phase III data for bicifadine, our novel analgesic, in post surgical dental pain. We look forward to our clinical development discussions in two weeks with the FDA for bicifadine. We appreciate the continued support of our colleagues and investors, and see 2004 as offering opportunities to add value to our owners."

Conference Call

As announced on March 8, 2004, the Company will also host a conference call (1-877-407-8035) beginning at 10:30 a.m. (Eastern Time) today, March 12, 2004, to discuss the above financial results as well as other clinical and corporate matters. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company's responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular, that involve alterations in neuronal processing. We have six product candidates undergoing clinical development that address therapeutic indications with significant unmet needs.

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

      o demonstrate the safety and efficacy of product candidates at each stage of development;

      o meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

      o meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

      o meet obligations and required milestones under our license and other agreements;

      o     obtain collaborations as required with pharmaceutical partners;

      o     obtain substantial additional funds;

      o     obtain and maintain all necessary patents or licenses; and

      o produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Factors that may cause our actual results to differ materially from our forward-looking statements include (i) one or more of our product candidates could be shown to cause harmful side effects, (ii) one or more of our product candidates may not exhibit the expected therapeutic results, (iii) we or the FDA may suspend one or more of our clinical trials, (iv) patient recruitment may be slower than expected or patients may drop out of our clinical trials, (v) we may not receive regulatory approval for our product candidates or approval may be delayed, and (vi) our success depends on the performance of our licensees and collaborative partners who among other things may not fulfill their obligations to us. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K to be filed by March 15, 2004. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

                            DOV PHARMACEUTICAL, INC.
                         CONSOLIDATED BALANCE SHEET DATA

                                                                                                              December 31,
                                                                                                      ----------------------------
                                                                                                          2002            2003
                                                                                                      -----------     -----------
                                                                                                      (Unaudited)      (Unaudited)
Cash and cash equivalents ......................................................................      $37,859,573     $22,290,999
Marketable securities ..........................................................................       22,486,051      29,870,926
Working capital ................................................................................       54,113,719      46,516,202
Total assets ...................................................................................       66,150,447      53,851,860
Long-term debt .................................................................................       13,800,321      14,886,098
Total stockholders' equity .....................................................................       40,759,359      35,905,293

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   Three Months Ended                        Year Ended
                                                                       December 31,                         December 31,
                                                              -----------------------------       -------------------------------
                                                                  2002             2003(a)            2002               2003(a)
                                                              ------------       ----------       ------------       ------------
                                                                         (Unaudited)                        (Audited)
Revenue ................................................      $    542,081       $         --     $  2,389,634       $  2,968,750
Operating expenses:
   Royalty and license expense .........................                --                 --               --          1,000,000
   Research and development expense ....................         3,080,969         10,170,744       10,310,900         22,683,859
   General and administrative expense ..................         1,109,078          1,188,555        3,902,544          5,173,581
                                                              ------------       ------------     ------------       ------------
      Loss from operations .............................        (3,647,966)       (11,359,299)     (11,823,810)       (25,888,690)
Loss in investment in DOV Bermuda ......................          (357,610)                --       (1,016,798)                --
Interest income ........................................           466,619            172,304        1,066,841            851,104
Interest expense .......................................          (369,349)          (924,899)      (2,017,309)        (2,947,084)
Other income (expense), net ............................        (2,641,367)           (23,882)      (3,029,396)         1,104,323
                                                              ------------       ------------     ------------       ------------
      Net loss before tax ..............................        (6,549,673)       (12,135,777)     (16,820,472)       (26,880,347)
      Income tax benefit ...............................                --            149,000               --            149,000
      Net loss attributable to common stockholders .....      $ (6,549,673)      $(11,986,777)    $(16,820,472)      $(26,731,347)
                                                              ============       ============     ============       ============

Basic and diluted net loss per share ...................      $      (0.45)      $      (0.73)    $      (1.47)      $      (1.73)
                                                              ============       ============     ============       ============
Weighted average shares used in computing basic
   and diluted net loss per share ......................        14,414,038         16,477,343       11,440,731         15,489,426

(a) In the fourth quarter of 2003 the Company paid $5.0 million for the purchase of Nascime Limited and the product candidates, bicifadine and ocinaplon, and $306,000 for transfer taxes associated with the acquisition. The $5.3 million is included as research and development expense.